Exhibit 8.1

Organizational Structure

At December 31, 2005, we had the following principal subsidiary undertakings:

		Group	Registered Office &
		Share	Country of Incorporation &
Company	Nature of Business	%	Operation

Athena Neurosciences, Inc.	Holding company	100	800 Gateway Blvd South San Francisco, CA, United States
Elan Capital Corporation, Ltd.	Financial services company	100	Clarendon House, 2 Church St Hamilton, Bermuda
Elan Drug Delivery, Inc.	R&D	100	3000 Horizon Drive King of Prussia, PA, United States
Elan Finance, plc	Financial services company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland
Elan Holdings, Inc.	Manufacture pharmaceutical and medical device products	100	1300 Gould Drive Gainesville, GA, United States
Elan Holdings, Ltd.	Holding company	100	Monksland, Athlone Co. Westmeath, Ireland
Elan International Services Ltd	Financial services company	100	Clarendon House, 2 Church St Hamilton, Bermuda
Elan Management, Ltd.	Provision of management services	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland
Elan Pharma International, Ltd.	R&D, manufacture, sale and distribution of pharmaceutical products and financial services	100	Monksland, Athlone Co. Westmeath, Ireland
Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	800 Gateway Blvd South San Francisco, CA, United States
Neuralab Ltd.	R&D	100	Clarendon House, 2 Church St Hamilton, Bermuda